UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Ares Landmark Private Markets Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

245 Park Avenue, 44th Floor

New York, NY 10167

Telephone Number (including area code):

(212) 750-7300

Name and address of agent for service:

Ian Fitzgerald

c/o Ares Capital Management II, LLC

245 Park Avenue, 44th Floor

New York, NY 10167

(Name and Address of Agent for Service)

COPIES TO:

Nicole M. Runyan, Esq.
Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☒   NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York, in the State of New York on the 13th day of August, 2021.

Ares Landmark Private Markets Fund

By:	/s/ Francisco L. Borges
Francisco L. Borges
Initial Trustee

Attest:

By:	/s/ Ian Fitzgerald
Ian Fitzgerald
Secretary